UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	April 18, 2016

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 18, 2016, in connection with its acquisition of Republic Companies, Inc. and its affiliates (“Republic”) from Delek Finance US Inc. (Delek”) and Republic Insurance Holdings, LLC, AmTrust Financial Services, Inc. (the “Company”) issued a term promissory note in the approximate amount of $104.7 million to Delek (the “Note”) to fund a portion of the purchase price for Republic. The Note is unsecured and has a four-year term. Principal on the Note is payable in four equal installments of approximately $26.2 million on each of the first four anniversaries of the issuance date (each such date, a “Payment Date”). Interest on the outstanding principal balance of the Note accrues at an annual rate of 5.75% and is payable in arrears on each Payment Date. The Note may be prepaid at any time, without penalty.

The Note contains a cross-acceleration provision that is triggered in the event that payment under either the Company’s $350 million syndicated credit facility or the Company’s 6.125% Notes due 2023 is accelerated. The Note also contains customary events of default.

The description of the Note is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Term Promissory Note, dated April 18, 2016, issued by AmTrust Financial Services, Inc. in favor of Delek Finance US Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	April 20, 2016

/s/ Ronald E. Pipoly, Jr.
Ronald E. Pipoly, Jr.
Executive Vice President, Chief Financial Officer